As filed with the Securities and Exchange Commission on April 4, 2014
Registration No. 333-169533

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Post-Effective Amendment No. 9
to
Form S-11
FOR REGISTRATION UNDER THE SECURITIES ACT OF 1933
OF SECURITIES OF CERTAIN REAL ESTATE COMPANIES
Cole Credit Property Trust IV, Inc.
(Exact Name of Registrant as Specified in its Governing Instruments)
2325 East Camelback Road, Suite 1100
Phoenix, Arizona 85016
(602) 778-8700
(Address, Including Zip Code, and Telephone Number, Including Area Code, of Registrant’s Principal Executive Offices)
D. Kirk McAllaster, Jr.
Executive Vice President, Chief Financial Officer and Treasurer
Cole Credit Property Trust IV, Inc.
2325 East Camelback Road, Suite 1100
Phoenix, Arizona 85016
(602) 778-8700
(Name, Address, Including Zip Code, and Telephone Number, Including Area Code, of Agent for Service)
Copies to:
Lauren Burnham Prevost, Esq.
Heath D. Linsky, Esq.
Morris, Manning & Martin, LLP
1600 Atlanta Financial Center
3343 Peachtree Road, N.E.
Atlanta, Georgia 30326-1044
(404) 233-7000
 Approximate date of commencement of proposed sale to the public: As soon as practicable following effectiveness of this Registration Statement.
If any of the securities registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act, check the following box:    ☑
If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐
If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.   ☐
If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.   ☐
If delivery of the prospectus is expected to be made pursuant to Rule 434, check the following box.   ☐
Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer ☐	Accelerated filer ☐	Non-accelerated filer ☑	Smaller reporting company ☐
(Do not check if a smaller reporting company)
The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant files a further amendment which specifically states that this Registration Statement will thereafter become effective in accordance with Section 8(c) of the Securities Act of 1933 or until the Registration Statement becomes effective on such date as the Commission, acting pursuant to said Section 8(c), may determine.

DEREGISTRATION OF SHARES OF COMMON STOCK
Cole Credit Property Trust IV, Inc. (the “Registrant”) filed a Registration Statement on Form S-11 (Commission File No. 333-169533) (the “Registration Statement”), which was declared effective by the Securities and Exchange Commission on January 26, 2012, pursuant to which the Registrant registered $2.975 billion in shares of common stock, consisting of 250,000,000 shares that were offered to the public pursuant to the primary offering on a “best efforts” basis for $10.00 per share and 50,000,000 shares that were offered pursuant to the Registrant’s distribution reinvestment plan (the “DRIP”) at a purchase price of $9.50 per share. On February 18, 2014, the Registrant reallocated shares between the primary offering and the DRIP. As a result of this reallocation, the Registrant offered up to 292,300,000 shares to the public pursuant to the primary offering on a “best efforts” basis for $10.00 per share and up to approximately 5,473,684 shares pursuant to the DRIP at a purchase price of $9.50 per share.
As of the close of business on April 3, 2014, the Registrant had sold a total of 297,369,937 shares pursuant to the Registration Statement, including 292,298,558 shares sold to the public pursuant to the primary offering and 5,071,379 shares sold pursuant to the DRIP. Effective as of April 4, 2014, the Registrant is no longer issuing shares pursuant to the Registration Statement and hereby deregisters the remaining 403,747 unsold shares as of April 4, 2014.

SIGNATURES
Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all the requirements for filing on Form S-11 and has duly caused this Post-Effective Amendment No. 9 to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Phoenix, State of Arizona, on the 4th day of April, 2014.

Cole Credit Property Trust IV, Inc.

By:	/s/ D. KIRK MCALLASTER, JR.
D. Kirk McAllaster, Jr.
Executive Vice President, Chief Financial Officer and Treasurer
Pursuant to the requirements of the Securities Act of 1933, this Post-Effective Amendment No. 9 to the Registration Statement has been signed by the following persons in the capacities indicated and on the dates indicated.

Signature		Title	Date

	/s/ NICHOLAS S. SCHORSCH	Chairman, Chief Executive Officer and President	April 4, 2014
	Nicholas S. Schorsch	(Principal Executive Officer)

	/s/ D. KIRK MCALLASTER, JR.	Executive Vice President, Chief Financial Officer and Treasurer	April 4, 2014
	D. Kirk McAllaster, Jr.	(Principal Financial Officer)

	/s/ GAVIN B. BRANDON	Senior Vice President of Accounting	April 4, 2014
	Gavin B. Brandon	(Principal Accounting Officer)

	*	Director	April 4, 2014
Lawrence S. Jones

	*	Director	April 4, 2014
J. Marc Myers

*By:	/s/ D. KIRK MCALLASTER, JR.
D. Kirk McAllaster, Jr.
Attorney-in-Fact